Reddyice                                           NEWS RELEASE

                                   Contact:     Steven J. Janusek
                                                Executive Vice President & CFO
                                                sjanusek@reddyice.com
                                                800-683-4423

                         REDDY ICE GROUP, INC. LAUNCHES
               TENDER OFFER AND CONSENT SOLICITATION IN CONNECTION WITH ITS 8 7/8% SENIOR SUBORDINATED NOTES DUE 2011

DALLAS, TEXAS - MARCH 23, 2005 - Reddy Ice Group, Inc. ("Reddy Ice") announced on March 22, 2005 that it has commenced a cash tender offer for its $152,000,000 aggregate principal amount of 8 7/8% senior subordinated notes due 2011 (the "Notes"). In connection with the tender offer, Reddy Ice is also soliciting consents to certain proposed amendments to the Indenture governing the Notes.

The offer is scheduled to expire at 5:00 p.m., New York City time, on April 21, 2005 (the "Expiration Date"), unless extended or earlier terminated. The total consideration (the "Total Consideration") for Notes validly tendered and accepted for payment by 5:00 p.m., New York City time, on April 5, 2005 will be equal to the sum of (x) 35% of the equity claw-back price ($1,088.75 per $1,000 principal amount of Notes validly tendered) and (y) 65% of the fixed spread price. The fixed spread price is equal to the present value on the date of payment for the Notes (the "Payment Date"), which will occur promptly after the Expiration Date, of all future cash flows on the Notes (minus accrued and unpaid interest up to, but not including, the Payment Date) to August 1, 2007, the first date on which the Notes are redeemable, based on (a) the yield on the 3.25% U.S. Treasury Note due August 15, 2007 (the "Reference Security"), based on the bid-side price for the Reference Security, as of 2:00 p.m., New York City time, on April 6, 2005, the eleventh business day immediately preceding the scheduled expiration date, as displayed on the Bloomberg Government Pricing Monitor, Page PX5, plus (b) 75 basis points. In addition, holders who validly tender and do not validly withdraw their Notes in the tender offer will receive accrued and unpaid interest from the last interest payment date up to, but not including, the Payment Date. Of this Total Consideration, $20 per $1,000 principal amount of the Notes represents a consent payment. No consent payment will be made in respect of Notes tendered after 5:00 p.m., New York City time, on April 5, 2005.

The proposed amendments to the Indenture governing the Notes would, among other things, eliminate substantially all of the restrictive covenants and certain events of default contained in the Indenture.

The offer is subject to the satisfaction of certain conditions, including there being validly tendered and not validly withdrawn at least a majority of the aggregate principal amount of the Notes outstanding and Reddy Ice having available funds sufficient to pay the aggregate Total Consideration from the anticipated proceeds of a new senior credit facility and from an offering of equity by Reddy Ice Holdings, Inc., the parent of Reddy Ice, in connection with the initial public offering of its common stock.


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The terms of the tender offer and consent solicitation are described in Reddy
Ice's Offer to Purchase and Consent Solicitation Statement, dated March 22, 2005, and the related Consent and Letter of Transmittal and other related documents. Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from the Information Agent for the tender offer and consent solicitation, Morrow & Co., Inc., at (800) 654-2468 (US toll-free) and (212) 754-8000 (collect).

Credit Suisse First Boston LLC is the sole Dealer Manager and Solicitation Agent for the Offer to Purchase and Consent Solicitation. Questions regarding the Offer to Purchase and Consent Solicitation may be directed to Credit Suisse First Boston LLC, Liability Management Group, at (800) 820-1653 (US toll-free) and (212) 538-0652 (collect).

This release does not constitute an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated March 22, 2005.

Company Information and Forward-Looking Statements

Reddy Ice manufactures and distributes packaged ice, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice brand name.

The disclosures herein include forward-looking statements. We believe the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Forward-looking statements often include words such as "may," "should," "expect," "intend," "estimate," "anticipate," "believe," "predict," "plan," "potential," and "continue" and the negatives of these terms and variations of them in similar terminology. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results expressed or implied by the forward-looking statements.

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